Exhibit 99.2

Reconciliations

					Four
					Quarters Ended
	March 27,	June 26,	September 25,	January 1,	January 1,
	2008	2008	2008	2009	2009

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities
(dollars in millions)
(unaudited)
EBITDA	$73.9	$102.2	$133.3	$140.5	$449.9
Interest expense, net	(29.7)	(30.0)	(29.0)	(35.6)	(124.3)
Provision for income taxes	(0.9)	(8.5)	(21.6)	(19.8)	(50.8)
Deferred income taxes	1.4	(27.6)	(1.7)	9.5	(18.4)
Loss on debt extinguishment	52.8	17.7	—	—	70.5
Changes in operating assets and liabilities	(32.3)	25.3	(125.7)	40.6	(92.1)
Gain on sale of Fandango interest	—	—	—	(3.4)	(3.4)
Other items, net	6.0	6.2	15.3	12.0	39.5
Net cash provided by (used in) operating activities	$71.2	$85.3	$(29.4)	$143.8	$270.9

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA	$73.9	$102.2	$133.3	$140.5	$449.9
Gain on sale of Fandango interest	—	—	—	(3.4)	(3.4)
Net loss on disposal and impairment of operating assets	2.2	2.3	11.5	6.4	22.4
Share-based compensation expense	1.4	1.5	1.4	1.4	5.7
Joint venture employee compensation	0.2	0.1	0.1	0.1	0.5
Loss on debt extinguishment	52.8	17.7	—	—	70.5
Minority interest and other, net	0.6	0.6	0.6	0.8	2.6
Adjusted EBITDA (1)	$131.1	$124.4	$146.9	$145.8	$548.2

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by (used in) operating activities	$71.2	$85.3	$(29.4)	$143.8	$270.9
Capital expenditures	(24.8)	(45.8)	(28.5)	(32.6)	(131.7)
Proceeds from asset sales	—	3.3	0.3	—	3.6
Free cash flow (1)	$46.4	$42.8	$(57.6)	$111.2	$142.8

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, gain on sale of Fandango interest, net loss on disposal and impairment of operating assets, share-based compensation expense, joint venture employee compensation, loss on debt extinguishment and minority interest and other, net) was approximately $548.2 million, for the four quarters ended January 1, 2009.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity under U.S. generally accepted accounting principles and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with U.S. generally accepted accounting principles for purposes of analyzing our liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2008.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.